UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25



                           NOTIFICATION OF LATE FILING
                            SEC FILE NUMBER 333-88179


[ ] Form 10-K and Form 10-KSB
[ ] Form 11-K
[ ] Form 20-F
[X] Form 10-Q and Form 10-QSB
[ ] Form N-SAR

For Period Ended: September 30, 2003

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ---------

PART I -- REGISTRANT INFORMATION

                        INTERNATIONAL TEST SYSTEMS, INC.
                      -----------------------------------
                            Full Name of Registrant

                                      N/A
                                      ---
                            Former Name if Applicable

                          16161 College Oak, Suite 101
                        -------------------------------
            Address of Principal Executive Office (Street and Number)

                            San Antonio, Texas 78249
                          ---------------------------
                            City, State and Zip Code

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PART II -- RULE 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file its Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2003 (the "Subject Report") by November 14, 2003, the required filing date thereof, as the Registrant needed to account for a transaction that the Registrant was finalizing with one of its shareholders, the details of which have been reported by the Registrant in a Form 8K, filed on November 12, 2003. Registrant was unable, without unreasonable effort or expense, to fully and accurately complete its financial report together with its independent auditors, and to have the Subject Report completed and filed by November 14, 2003.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Warren A. Kirshenbaum        972                  713-0509
        ------------------------     ---------               --------
                   (Name)            (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
no,  identify  report(s).                                         [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?                                                          [ ] Yes [X] No

If  so,  attach  an  explanation  of  the  anticipated   change,  both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           INTERNATIONAL TEST SYSTEMS, INC.
                     --------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   November 17, 2003                    By:  /s/  Mike Dramytinos
       -------------------                        ---------------------
                                             Name:  Mike Dramytinos
                                             Title: President

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